As Filed with the Securities and Exchange Commission on August 25, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

VARSITY GROUP INC.

(Exact name of Registrant as specified in its charter)

Delaware	54-1876848
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1850 M Street, Suite 1150

Washington, D.C. 20036

(Address of Principal Executive Offices including Zip Code)

VARSITY GROUP INC.

1998 STOCK OPTION PLAN

(Full title of the Plan)

Eric J. Kuhn Chief Executive Officer Varsity Group Inc. 1850 M Street, Suite 1150 Washington, D.C. 20036 (202) 667-3400	Copy to: Anthony J. Richmond, Esq. Latham & Watkins LLP 135 Commonwealth Drive Menlo Park, California 94025 (650) 328-4600

(Name and address, including zip code, and telephone

number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE(1)
Title of Securities to be Registered	Amount of Shares to be Registered	Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee
Common Stock, $0.0001 par value per share	1,572,063(2)	$6.05	$ 9,510,981	$1,206
Common Stock, $0.0001 par value per share	1,930,701(3)	$3.71	$ 7,162,901	$ 908
Total	3,502,764		$16,673,882	$2,114

(1)	This registration statement shall also cover any additional shares of common stock that become issuable under the Varsity Group Inc. 1998 Stock Option Plan, as amended (the “Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of the Company’s common stock.
(2)	Represents 1,572,063 shares of common stock reserved for future issuance upon the exercise of options that may be granted under the Plan.
(3)	Represents 1,930,701 shares of common stock reserved for issuance upon the exercise of outstanding options granted under the Plan.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1).

Proposed sales to take place as soon after the effective date of the Registration Statement as options or other rights granted under the Plan are exercised.

REGISTRATION OF ADDITIONAL SECURITIES

On April 14, 2000, Varsity Group Inc. (the “Registrant”) filed with the Commission a Registration Statement on Form S-8 relating to shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to be offered and sold under the Company’s 1998 Stock Option Plan (the “Plan”) (File No. 333-34876), and pursuant to General Instruction E of Form S-8, the contents of such prior Registration Statement are incorporated by reference into this Registration Statement to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein. The Registrant is hereby registering an additional 3,502,764 shares of Common Stock issuable under the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(b)	The Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2004;

(c)	The Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2004;

(d)	All other reports filed by the Company pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information contained in Current Reports on Form 8-K that is deemed furnished and not filed), since the fiscal year covered by the annual report referred to in (a) above; and

(e)	The description of the Common Stock of the Registrant, $.000l par value per share, which is contained in a registration statement filed under the Exchange Act on January 19, 2000, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all shares offered hereby have been sold or that deregisters all shares then remaining unsold, shall be deemed to be incorporated into this Registration Statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Article 7 of the Registrant’s Eighth Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law. A director of the Registrant will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director,

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except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

In addition, to the maximum extent permitted by Delaware law in effect from time to time, the Registrant will indemnify and pay, or reimburse reasonable expenses in advance of final disposition of a proceeding, to (a) any individual who is a current or former director or officer of the Registrant or (b) any individual who, while a director or officer of the Registrant and at the request of the Registrant, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Registrant. To the maximum extent permitted by Delaware law in effect from time to time, the Registrant will, with the approval of the board of directors, provide such indemnification and advancement of expenses to a person who served a predecessor of the Registrant in any of the capacities described in (a) or (b) above and to any employee or agent of the Registrant or a predecessor of the Registrant.

Article 6 of the Registrant’s Amended and Restated Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the registrant to the fullest extent permissible under Delaware law, except that the Registrant will indemnify such party in connection with a proceeding (or part thereof) initiated by that party only if the proceeding (or part thereof) was authorized by the Registrant’s board of directors. The indemnification provided under the Bylaws includes the right to be paid by the Registrant the expenses in advance of any proceeding for which indemnification may be had in advance of its final disposition, provided that the payment of such expenses in advance of any proceeding for which indemnification may be had in advance of its final disposition may be made only upon delivery to the Registrant of an undertaking by or on behalf of the indemnified party to repay all amounts so advanced if it shall ultimately be determined that such party is not entitled to be indemnified. If a claim for indemnification is not paid by the Registrant within sixty days after a written claim has been received by the Registrant, the claimant may at any time thereafter bring suit against the Registrant to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will also be paid the expense of prosecuting such suit.

In addition, the Bylaws grant the Registrant the authority to purchase and maintain insurance on behalf of any person who is a director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

The Registrant has entered into Indemnification Agreements with each of its directors and executive officers to indemnify them in the amounts and under the circumstances described above.

Item 8. Exhibits.

See Index to Exhibits on Page 5.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 24th day of August 2004.

VARSITY GROUP INC., a Delaware corporation

By:	/s/ Eric Kuhn
Eric J. Kuhn Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Eric J. Kuhn and Jack M. Benson, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric J. Kuhn Eric J. Kuhn	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	August 23, 2004

/s/ Jack M. Benson Jack M. Benson	Chief Financial Officer (Principal Financial and Accounting Officer)	August 23, 2004

/s/ John T. Kernan John T. Kernan	Director	August 23, 2004

/s/ Allen L. Morgan Allen L. Morgan	Director	August 23, 2004

/s/ William J. Pade William J. Pade	Director	August 23, 2004

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Index to Exhibits

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Powers of Attorney (included on page 4 of this Registration Statement).